Exhibit 99.1

NeoStem Announces Initial Positive Data from Phase 2 PreSERVE AMI Clinical Trial
Statistically significant mortality benefit observed in patients with acute myocardial infarction (AMI) treated with intracoronary administration of CD34 cells (NBS10; AMR-001) as well as statistically significant relationship between higher cell doses and improvement in ejection fraction and reduced incidence of serious adverse events and a dose-dependent numerical decrease in major adverse cardiac events
Conference call scheduled for Tuesday, November 18th at 8:00 AM EST
NEW YORK, Nov. 17, 2014 (GLOBE NEWSWIRE) -- NeoStem, Inc. (Nasdaq:NBS), a biopharmaceutical company developing novel cell based therapeutics, today announced initial positive data from its 161 patient Phase 2 PreSERVE AMI (or acute myocardial infarction) clinical trial. These data are based on all enrolled patients being treated and having received six month follow-up for imaging and twelve month median length follow up for mortality, adverse events, serious adverse events (SAEs) and major adverse cardiac events (MACE).
Highlights of the initial results include:

•	A statistically significant mortality benefit (p<0.05) in patients treated with NBS10 (also known as AMR-001) as compared to the placebo group; there were no deaths in the treatment group.

•	A statistically significant dose-dependent reduction in SAEs (p<0.05).

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Observation of a dose-dependent numerical decrease in MACE. MACE occurred in 14% of control subjects, in 17% of subjects of who received less than 14 million CD34 cells, in 10% of subjects who received greater than 14 million CD34 cells, and in 7% of subjects who received greater than 20 million CD34 cells.

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When correcting for the time to stent implantation in all subjects, patients treated with CD34 cells were seen to have a statistically significant dose-dependent improvement in their ejection fraction (p<0.05). Independent from time to stent implantation, a statistically significant improvement in ejection fraction (p<0.05) for patients treated with a dose of greater than 20 million CD34 cells compared to placebo was observed.

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No meaningful difference in perfusion, as evidenced by SPECT imaging, between the treatment and the control group from baseline to 6 months in resting total severity score (RTSS) suggesting this may not be a future suitable tool to assess NBS10, which is consistent with U.S. Food and Drug Administration (FDA) guidance that mortality and MACE are the appropriate approvable endpoints to determine efficacy of a cellular therapy for cardiac disease as opposed to imaging endpoints.

"For cardiologists, our key goal is to keep patients from progressing to worsening heart muscle function and death after a major heart attack," said Dr. Arshed A. Quyyumi, Professor of Medicine at Emory University and Lead Principal Investigator of the PreSERVE AMI study. "It is encouraging to see clinically meaningful results this early in the study, and I look forward to future data readouts."
Interestingly, prior to trial enrollment, patients subsequently randomized to the treatment group had experienced a significantly longer time to stent implantation after the onset of symptoms (931 minutes) compared to subjects subsequently randomized to the control group (569 minutes). This longer interval to reperfusion would ordinarily be expected to be associated with worse clinical outcomes.*
Further supporting the potential efficacy of this product candidate, the results provide evidence that the positive effects observed were due to intracoronary administration of NBS10, and not endogenous CD34 cells. There was no relationship between high bone marrow CD34 cell counts and improvements in MACE, mortality, or ejection fraction in the control group.
"Similar to what was seen in Phase 1, we have observed a relationship between the dose of CD34 cells administered and a positive effect on cardiac function. In our current trial, in addition to improved cardiac function, a CD34 dose-related reduction in serious adverse events was observed, highlighting the potential for clinical benefit," said Dr. Andrew Pecora, Director and Chief Visionary Officer of NeoStem and co-inventor of the core technology upon which NeoStem's Ischemic Repair Program is based.
Dr. Douglas W. Losordo, Chief Medical Officer of NeoStem, stated that, "the demonstration by this study of a statistically significant reduction in mortality and a dose-dependent reduction in overall MACE in treated subjects provides us important direction as we move towards designing a pivotal trial that is consistent with FDA guidance."

NeoStem's subsidiary, PCT (Progenitor Cell Therapy), a leading contract development and manufacturing organization in the cellular therapy industry, developed the manufacturing process for NBS10, and has provided all of the manufacturing of product for both its Phase 1 and Phase 2 trials. Over the last two years, PCT has worked to further optimize the yield of CD34 cells in order to maximize the dose that can be delivered to patients.

"By refining the methods for collecting and purifying CD34 cells for the PreSERVE AMI trial, we believe that we can facilitate providing doses of a sufficient number of CD34 cells for most patients from a single harvest," said Dr. Robert Preti, NeoStem's Chief Scientific Officer, President of PCT, and co-inventor of the core technology upon which NeoStem's Ischemic Repair Program is based. "The Engineering and Innovation Center at PCT continues to refine the process to provide for high quality, scalable and sustainable manufacturing at an optimal cost of goods for wide-scale commercial production."
Patients with AMI are at significant risk of downstream adverse events, including chronic heart failure, recurrent AMI, significant arrhythmias, premature death or acute coronary syndrome. A report from Agency for Healthcare Research and Quality (2011) surveyed the most expensive hospitalization conditions by payor, and lists AMI as the sixth most expensive condition treated in U.S. hospitals, with a national hospital bill of more than $37 billion annually.
"Heart attacks and cardiovascular disease are a significant physical and economic burden on society, and it is encouraging to see what we believe to be a meaningful impact on patient outcomes at this early point in the trial," said Dr. Robin Smith, Chairman and CEO of NeoStem. "While perfusion is important in the pathophysiology of a damaged heart, SPECT imaging may not be sensitive enough to measure differences. Additionally, the FDA has taken the position that such analysis should not be relied upon as an "approvable" endpoint for a cellular therapy for cardiac disease. As we continue to develop NBS10, we will continue to consult with the FDA, external advisors and future partners to determine the best path forward for the future."
As previously announced, the Company plans to conduct an investor conference call and webcast relating to the data tomorrow, Tuesday, November 18th, at 8:00 AM EST. Visit the Company's website at www.neostem.com/investors/investor-events to access the webcast or call 1-855-235-8282 and provide Conference ID 32811273.
*Brodie, et al. (2006). Door-to-Balloon Time With Primary Percutaneous Coronary Intervention for Acute Myocardial Infarction Impacts Late Cardiac Mortality in High-Risk Patients and Patients Presenting Early After the Onset of Symptoms. Journal of the American College of Cardiology. 47 (2), 289-295.
About NeoStem's Ischemic Repair Program
NeoStem is developing therapies to address ischemia through its Ischemic Repair Program (the Program), using CD34 cell technology. Ischemia occurs when the supply of oxygenated blood in the body is restricted. The Company's therapeutics seek to reverse this restriction through the development and formation of new blood vessels. The Program's lead product candidate is NBS10, a chemotactic hematopoietic stem cell product comprised of autologous bone marrow derived CD34/CXCR4 cells selected to treat damaged heart muscle following AMI (or heart attack).  NBS10 is thought to work by increasing microvascular blood flow in the heart muscle via the development and formation of new blood vessels, thereby reversing the restriction of blood supply caused by a heart attack and rescuing at-risk cardiac tissue from eventual cell death.
About the PreSERVE AMI Clinical Trial
PreSERVE AMI is a randomized, double-blind, placebo-controlled clinical trial of intracoronary infusion of autologous CD34 cells in patients with left ventricular dysfunction post-ST elevation myocardial infarction (STEMI). The trial included 161 subjects at 60 sites in the United States, randomized 1:1 between treatment and placebo arms. Eligible patients presented with acute STEMI, had successful stenting of the infarct-related artery and had left ventricular dysfunction 4 days after AMI. Primary endpoints include occurrence of SAEs and MACE (defined as cardiovascular death, re-infarction, heart failure hospitalization, and coronary revascularization) through 3 year follow-up, occurrence of SAEs through 3 year follow-up, and 6-month change in myocardial perfusion (RTSS) measured quantitatively by gated SPECT myocardial perfusion imaging. Other endpoints include cardiovascular magnetic imaging resonance (CMR) to measure left ventricular ejection fraction (LVEF), left ventricular end-systolic volume (LVESV), left ventricular end-systolic diameter (LVEDV), regional myocardial strain, infarct/peri-infarct regional wall motion abnormalities and infarct size (baseline and six months) and quality of life measures (KCCQ and SAQ). While all 6 month data has been collected, it is subject to ongoing analysis, and results reported at this time, although promising, are preliminary. There can be no assurance that further analysis may not reveal negative, or less promising, results.
About NeoStem, Inc.
NeoStem is a biopharmaceutical company pursuing the preservation and enhancement of human health globally through the development of cell based therapeutics that prevent, treat or cure disease by repairing and replacing damaged or aged tissue, cells and organs and restoring their normal function. The business includes the development of novel proprietary cell therapy products as well as a revenue-generating contract development and manufacturing service business. This combination has created an organization with unique capabilities for cost effective in-house product development and immediate revenue and cash flow generation. www.neostem.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy, the Company's ability to develop and grow its business, the successful development of cellular therapies with respect to the Company's research and development and clinical evaluation efforts in connection with the Company's Targeted Immunotherapy Program, Ischemic Repair Program (including NBS10 for AMI), Immune Modulation Program and other cell therapies, the future of the regenerative medicine industry and the role of stem cells and cellular therapy in that industry, and the performance and planned expansion of the Company's contract development and manufacturing business. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on March 13, 2014, the Company's Current Report on Form 8-K filed with the SEC on May 8, 2014 and in the Company's other periodic filings with the SEC. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside of its control.
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